Exhibit 99.1

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy, L.P. Completes Acquisition of Propane Operations of Star Gas Partners, L.P.

Kansas City, MO (December 17, 2004) – Inergy, L.P. (Nasdaq:NRGY) announced today that it has completed the previously-announced acquisition of Star Gas Propane, L.P., the propane operating partnership of Star Gas Partners, L.P. (NYSE:SGU) (NYSE:SGH), for approximately $475 million. The acquisition creates the 5th-largest retail propane operator in the United States serving approximately 600,000 customers from approximately 270 customer service centers in 26 states.

“We are excited to complete the acquisition of Star Gas Propane and welcome Inergy’s new employees,” said John Sherman, President and CEO of Inergy. “Now is the time to focus on executing our business plan and continue to deliver industry-leading returns to our unitholders.”

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 600,000 retail customers from approximately 270 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that Inergy will continue to deliver industry-leading returns to its unitholders. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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